EXHIBIT 99.1

     Genzyme Named Lead Bidder for IMPATH Cancer Testing Unit

     CAMBRIDGE, Mass. - Genzyme Corporation (Nasdaq: GENZ) and IMPATH Inc. (OTC:
     IMPHQ.PK) announced today that they have entered into a definitive agreement under which Genzyme will become the lead bidder to purchase the assets of IMPATH Inc.'s Physician Services business unit, a leader in the growing market for oncology testing. Under the agreement, Genzyme will purchase IMPATH's Physician Services unit for approximately $215 million in cash, and combine it with the Genzyme Genetics business unit.

     IMPATH Inc. filed for Chapter 11 bankruptcy protection on September 28, 2003. IMPATH Physician Services will proceed through a competitive auction process, pursuant to Section 363 of the Bankruptcy Code. The definitive agreement, subject to Bankruptcy Court approval, gives Genzyme so-called "stalking horse" status. This status confers certain rights to Genzyme, including a break-up fee should these assets be sold to another party through the auction. It is expected that the sale of these assets will be completed in the second quarter of 2004.

     The potential addition of IMPATH's cancer diagnostic business - together with Genzyme's planned acquisition of ILEX Oncology announced last week - would significantly expand the company's presence across the entire continuum of oncology patient care, from diagnosis to treatment. Through the IMPATH acquisition, Genzyme would obtain a leading array of oncology diagnostics in solid-tumor and blood-based cancers, testing laboratories in New York City, Phoenix and Los Angeles, and a strong team of board-certified anatomic and clinical pathologists with extensive experience in oncology testing. Genzyme plans to maintain operations at IMPATH's facilities and hire substantially all of IMPATH Physician Services' employees.

     "Genzyme Genetics is very pleased to have the opportunity to combine with IMPATH Physician Services, which has earned and maintained strong customer loyalty by delivering high quality testing services with a focus on patient care," said Mara Aspinall, president, Genzyme Genetics. "We believe the market for oncology testing will continue to grow, fueled by the development of new sophisticated tests and treatments for cancer. While we increase our involvement in cancer testing, we will maintain and strengthen our core commitment to prenatal testing."

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     Carter H. Eckert, chairman and chief executive officer of IMPATH Inc., said, "We are delighted to announce this transaction especially in light of the quality reputation that Genzyme and its talented management team have earned over the years. Genzyme's focus made the synergies between our companies very clear. The opportunity for our IMPATH Physician Services business to go forward under the Genzyme umbrella, while enabling us to deliver value to our economic stakeholders, was a key factor in our selection. Our team of dedicated professionals is extremely pleased to be joining one of the world's leading global biotechnology companies."

     About Genzyme
     -------------

     Genzyme Genetics is a leading, nationwide provider of high-quality genetic testing and genetic counseling services for physicians and their patients. With six laboratories across the U.S., Genzyme Genetics offers extensive reproductive and cancer testing services, supported by innovative technology and a commitment to quality service and trusted information. Genzyme Genetics is a business unit of Genzyme Corporation.

     Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need. More than 5,300 Genzyme employees in offices around the globe serve patients in over 80 countries.

     About IMPATH
     ------------

     IMPATH is in the business of improving outcomes for cancer patients. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic services to more than 9,000 pathologists and oncologists in over 2,400 hospitals and oncology practices. IMPATH helps physicians accurately diagnose and treat more than 150,000 cancer cases each year.

     This press release contains forward-looking statements, including statements about: the potential acquisition of the assets of IMPATH Physician Services and the timing thereof; the growth of the oncology testing market; the expansion of Genzyme's presence in the oncology market; the expansion of Genzyme Genetics' oncology test menu; the maintenance of IMPATH's facilities and the majority of IMPATH's employees; and the development of new cancer diagnostics. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: a higher bid by another party for the assets of IMPATH Physician Services; Genzyme's receipt of bankruptcy court approval of the asset purchase agreement and of Genzyme as the "stalking horse"; the ability to consummate the transaction in the expected time frame, including the receipt of audited financial statements, and the satisfaction of all the closing conditions set forth in the purchase agreement; the accuracy of the due diligence materials provided to Genzyme and Genzyme's examination of those materials; the accuracy of Genzyme's estimates concerning the annual revenues of IMPATH Physician

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     Services; the results of a financial audit that includes IMPATH Physician
     Services; the accuracy of Genzyme's estimates concerning the market for oncology testing, including growth projections; the competitive environment in the oncology testing market; Genzyme's ability to enter into agreements with customers; Genzyme's ability to expand its oncology test menu; the continued utility of IMPATH's facilities and the complementary nature of Genzyme's operations; Genzyme's ability to develop new cancer diagnostics; and the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading "Factors Affecting Future Operating Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending September 30, 2003. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

     Genzyme(R) is a registered trademark of Genzyme Corporation. IMPATH(R) is a registered trademark of IMPATH Inc.

     Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

     CONTACTS:
     For Genzyme:
     Dan Quinn (media)
     (617) 768-6849

     Elliott Hillback (investors)
     (617) 768-6842

     For IMPATH:
     Iris Daniels (investors)
     (212) 698 0314